EXHIBIT 10.10

TAX SHARING AGREEMENT

     This Agreement is entered into as of the 17th day of March 2003 between Earth Sciences, Inc., ("ESI"), a Colorado corporation, and ADA-ES, Inc. ("ADA-ES"), a Colorado corporation, parent corporation to ADA Environmental Solutions, LLC.

W I T N E S S E T H:

     WHEREAS, ESI and ADA-ES intend to enter into a Distribution Agreement dated as of March 17, 2003 (the "Distribution Agreement"), providing for the distribution by ESI to its stockholders of all of the common stock of ADA-ES it owns (the "Distribution");

     WHEREAS, ESI and ADA-ES desire to set forth their agreement on the rights and obligations of ESI, ADA-ES and their respective Affiliates with respect to various Tax matters and the handling and allocation of federal, state, and local Taxes incurred in Taxable periods beginning prior to the Distribution Date;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

Section 1. Definitions.
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     (a) As used in this Agreement:

     "Affiliate" (and the correlative meaning, "Affiliation") of any person shall mean any individual, corporation, partnership or other entity directly or indirectly controlling, controlled by or under common control with such person.

     "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor thereto.

     "Consolidated ESI Group Tax" shall mean the consolidated Federal Tax liability of the ESI Consolidated Group for any period with respect to which a consolidated Federal Tax Return is filed by ESI for such group.

     "ADA-ES Federal Tax Liability" shall mean, with respect to any Tax Sharing Period, the sum of (i) the ADA-ES Group's share of Consolidated ESI Group Tax and (ii) any interest, penalties or other additions to such Taxes for such period computed in each case as if the ADA-ES Group were not and never were part of the ESI Consolidated Group, but rather were a separate affiliated group of corporations filing a consolidated Federal Tax Return.

     "ADA-ES Group" shall mean the corporations that are members of the affiliated group of corporations of which ADA-ES will be the common parent (within the meaning of Section 1504 of the Code) immediately after the Distribution Date and any predecessors or successors thereto.

     "Distribution Date" shall mean the date on which ESI distributes to its stockholders all of the common stock of ADA-ES it owns.

     "Federal Tax" shall mean any Tax imposed under Subtitle A of the Code.

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     "Final Determination" shall mean (i) a "determination" as defined in
Section 1313(a) of the Code, (ii) the date of acceptance by or on behalf of the Internal Revenue Service of Form 870-AD (or any successor form thereto), as a final resolution of tax liability for any taxable period, except that a Form 870-AD (or successor form thereto) that reserves the right of the taxpayer to file a claim for refund and/or the right of the Internal Revenue Service to assert a further deficiency shall not constitute a Final Determination with respect to the item or items so reserved; or (iii) the payment (or receipt of a refund) of Tax by ESI with respect to any item disallowed or adjusted by the Internal Revenue Service.

     "ESI Consolidated Group" shall mean, with respect to any Taxable period, the corporations that are members of the affiliated group of corporations of which ESI is the common parent within the meaning of Section 1504 of the Code.

     "ESI Group" shall mean the corporations that are members of the ESI Consolidated Group during any Taxable period, excluding the corporations that are the members of the ADA-ES Group.

     "Other Taxes" are defined in Section 4.

     "Post-Distribution Period" shall mean any taxable period (or portion thereof) beginning after the close of business on the Distribution Date.

     "Pre-Distribution Period" shall mean any Taxable period (or portion thereof) ending on or before the close of business on the Distribution Date.

     "Pre-Distribution Tax Liability" shall mean the Consolidated ESI Group Tax for any Pre-Distribution Period and for the portion of any Taxable period including but not ending on the Distribution Date.

     "Prime" shall mean the rate announced from time to time as "prime" by Wells Fargo Bank N.A. to ESI as the prime rate.

     "Referee" is defined in Section 16.

     "Return" shall mean any Tax return, statement, report or form (including estimated Tax returns and reports and information returns and reports) required to be filed with any Taxing Authority.

     "Tax" (and the correlative meaning, "Taxes," "Taxing" and "Taxable") shall mean (A) any net income, gross income, gross receipts, alternative or add-on minimum, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, transfer, recording, severance, stamp, occupation, premium, property, environmental, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by a Taxing Authority; (B) any liability of ESI, ADA-ES or any Affiliate of ESI or ADA-ES (or, in each case, any successor in interest thereto by merger or otherwise), as the case may be, for the payment of any amounts of the type described in clause (A) for any taxable period resulting from the application of Treasury Regulation Section 1.1502-6 or, in the case of any similar provision applicable under state law; and (C) any liability of ESI, ADA-ES or any Affiliate of ESI or ADA-ES (or, in each case, any successor in interest thereto by merger or otherwise) for the payment of any amounts described in clause (A) as a result of any express or implied obligation to indemnify any other party.

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     "Tax Asset" shall mean any net operating loss, net capital loss, excess tax credit, or other similar tax attribute which could reduce Federal Taxes.

     "Tax Sharing Period" shall mean any taxable period (or any portion thereof) beginning after December 31, 2002 and ending on or before the Distribution Date.

     "Tax Package" shall mean one or more packages of information reasonably necessary for the purpose of preparing Federal Tax Returns of the ESI Consolidated Group with respect to a Pre-Distribution Period completed in all material respects in accordance with the standards that ESI has heretofore established for its subsidiaries.

     "Taxing Authority" shall mean any governmental authority responsible for the imposition of any Tax.

     (b) Any term used in this Agreement which is not defined in this Agreement shall, to the extent the context requires, have the meaning assigned to it in the Code or the applicable Treasury regulations thereunder.

Section 2. Federal Taxes--Administrative and Compliance Matters.
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     (a) Sole Tax Sharing Agreement. The parties acknowledge that the members of the ADA-ES Group are includible in the ESI Consolidated Group for the Pre-Distribution Period. Any and all existing tax sharing agreements or arrangements, written or unwritten, between the ESI Group and the ADA-ES Group shall be terminated as of December 31, 2002, and after such date this Agreement shall constitute the sole tax sharing agreement between the ESI Group and each member of the ADA-ES Group.

     (b) Designation of Agent. Each member of the ADA-ES Group hereby irrevocably designates ESI as its agent for the purpose of taking any and all actions (including the execution of waivers of applicable statutes of limitation) necessary or incidental to the filing of any Federal Tax Return, any amended Federal Tax Return, or any claim for refund (including those resulting from an item or Tax Asset that may arise in a Post-Distribution Period), credit or offset of Tax or any other proceedings in each case relating to any Pre-Distribution Period.

     (c) Pre-Distribution Period Returns. ESI will prepare and file the consolidated Federal Tax Returns for all Pre-Distribution Periods. ADA-ES shall prepare and deliver to ESI a Tax Package with respect to the 2002 taxable year on or before April 1, 2003.

Section 3. Allocation of Federal Taxes.
---------------------------------------

     (a) General. For any Tax Sharing Period, ADA-ES shall pay to ESI an amount equal to the ADA-ES Federal Tax Liability.

     (b) Payment of Taxes for Tax Sharing Periods.

     (i) On or before 5 days prior to the due date (including all applicable and valid extensions) for the ESI Consolidated Group's 2003 Federal Tax Return, ESI shall deliver a statement to ADA-ES reflecting the ADA-ES Federal Tax Liability for 2003.

     (ii) On or before the date ESI files the ESI Consolidated Group's 2003 Federal Tax Return, ADA-ES shall pay to ESI an amount equal to the ADA-ES Federal Tax Liability for the Tax Sharing Period included in such Tax Return.

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     (c) Treatment of Adjustments for Tax Sharing Periods. If any adjustment is made in a Federal Tax Return filed for any taxable period that includes a Tax Sharing Period, after the filing thereof, then at the time of a Final Determination of the adjustment, ESI shall pay ADA-ES or ADA-ES shall pay to ESI, as the case may be, the difference between all payments actually made under
Section 3 with respect to the taxable year or period covered by such Tax Return and all payments that would have been made under Section 3 taking such adjustment into account, together with any penalties and interest actually paid for each day until the date of Final Determination.

     (d) Deductions for Certain Payments Made by ESI. Notwithstanding anything in this Agreement to the contrary, the amount of any ADA-ES Federal Tax Liability shall be computed without regard to any deduction arising from the payment or satisfaction by ESI of any compensation expense or compensatory award (including, without limitation, bonuses, stock options, and restricted stock awards) that have not been and will not be reimbursed by any member of the ADA-ES Group.

Section 4. Other Taxes.
-----------------------

     (a) Liability for all Taxes other than Federal Taxes ("Other Taxes"), attributable to any member of the ADA-ES Group, shall be the sole responsibility of the ADA-ES Group. The responsibility for filing all Returns relating to Other Taxes attributable to any member of the ADA-ES Group for all Tax periods ending on or before the Distribution Date shall be the sole responsibility of ESI. Except as otherwise provided in the Distribution Agreement, the responsibility for filing all Returns relating to Other Taxes attributable to any member of the ADA-ES Group for all Tax periods ending after the Distribution Date shall be the sole responsibility of ADA-ES. Liability for Other Taxes attributable to any member of the ESI Group and the responsibility for filing all Returns relating to such Other Taxes shall be the sole responsibility of the ESI Group. Each party agrees to indemnify and hold the other harmless in accordance with the undertakings contained in this Section 4(a).

     (b) The ADA-ES Group shall be entitled to all refunds and credits of Other Taxes attributable to any member of the ADA-ES Group, and the ESI Group shall be entitled to all refunds and credits of Other Taxes attributable to any member of the ESI Group.

Section 5. Certain Representations and Covenants.
-------------------------------------------------

     (a) Representations. ADA-ES and ESI, as the case may be, represent that, as of the date hereof and on the Distribution Date, (i) there is no plan or intention (A) to liquidate ADA-ES or ESI or to merge ADA-ES or ESI with any unaffiliated corporation subsequent to the Distribution or (B) to sell or otherwise dispose of any asset of ADA-ES or ESI subsequent to the Distribution, except, in each case, in the ordinary course of business; and (ii) neither ADA-ES nor ESI is aware of any plan or intention by the current stockholders of ESI to sell, exchange, transfer by gift, or otherwise dispose of any of their stock in ESI or ADA-ES subsequent to the Distribution.

     (b) ADA-ES Covenants. ADA-ES covenants to ESI that (i) during the two-year period following the Distribution Date it will not liquidate, merge, consolidate, combine or affiliate with any other person, discontinue or materially change the conduct of a material portion of its businesses independently and with its own employees, redeem or otherwise reacquire its stock, or sell, exchange, distribute or otherwise dispose of its assets other than (A) in the ordinary course of business or (B) in the case of any disposition by ADA-ES of its technologies, in the event an attractive unsolicited offer is received; (ii) following the Distribution, ADA-ES will, for a minimum of two years, continue the active conduct of the historic business conducted by ADA-ES throughout the five year period prior to the Distribution;
(iii) within one year of the Distribution ADA-ES may offer and issue shares of stock, however, in no event will the offering and issuance, when added to any other issuances of stock by ADA-ES that are contemplated at the time of the

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Distribution Date, exceed an amount that, if all such issuances were treated as made immediately prior to the Distribution, would cause ESI to own less than 80% of the total combined voting power of all classes of stock of ADA-ES entitled to vote or less than 80% of the total number of shares of all other classes of stock of ADA-ES; and (iv) on or after the Distribution, ADA-ES will not, nor will it permit any member of the ADA-ES Group to, make or change any accounting method, amend or take any Tax position on any Tax Return, take any other action, omit to take any action or enter into any transaction that reasonably could be expected to result in any increased Tax liability or reduction of any Tax Asset of the ESI Consolidated Group or any member thereof (immediately after the Distribution) in respect of any Pre-Distribution Period, without first obtaining the written consent of an authorized representative of ESI.

     (c) ESI Covenants. On or after the Distribution, ESI will not, nor will it permit any member of the ESI Group to make or change any accounting method, amend any Tax Return or take any Tax position on any Tax Return, take any other action, omit to take any action or enter into any transaction that reasonably could be expected to result in any increased Tax liability or reduction of any Tax Asset of the ADA-ES Group or any member thereof (immediately after the Distribution) in respect of any Pre-Distribution Period, without first obtaining the written consent of an authorized representative of ADA-ES.

     (d) Exceptions. Notwithstanding the foregoing, ADA-ES may take actions inconsistent with the covenants contained in Section 5(b)(i) and 5(b)(ii) above, or may, within one year of the Distribution, issue shares in excess of the amount described in Section 5(b)(iii) above if:

     (i) ADA-ES obtains a ruling from the Internal Revenue Service to the effect that such actions will not result in the Distribution being taxable to ESI or its stockholders; or

     (ii) ADA-ES obtains an unqualified opinion acceptable to ESI to the same effect as in Section 5(d)(i) from a nationally recognized independent tax counsel.

Section 6. Indemnities.
-----------------------

     (a) ADA-ES Indemnity. ADA-ES and each member of the ADA-ES Group will jointly and severally indemnify ESI and each member of the ESI Group, against and hold them harmless, on an after tax basis, from

     (i) any Pre-Distribution Tax Liability assessed after the Distribution Date pursuant to a Final Determination, to the extent attributable to an adjustment of any item of income, gain, gross receipts, loss, credit, deduction or other tax attribute of any member of the ADA-ES Group;

     (ii) any liability resulting from a breach by ADA-ES or any member of the ADA-ES Group after the Distribution Date of any representation or covenant made by ADA-ES herein; and

     (iii) all direct and indirect costs and expenses (including, without limitation, legal fees and expenses and any personnel costs and expenses) incurred by ESI with respect to any item or liability described in Section 6(a)(i) or (ii).

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     (b) ESI Indemnity. ESI and each member of the ESI Group will jointly and severally indemnify ADA-ES and each member of the ADA-ES Group against and hold them harmless, on an after tax basis from:

     (i) any Pre-Distribution Tax Liability, other than any such liabilities described in Sections 6(a)(i) or (ii) hereof,

     (ii) any liability resulting from a breach by ESI or any member of the ESI Group after the Distribution Date of any representation or covenant made by ESI herein.

     (c) Discharge of Indemnity. ADA-ES and ESI shall discharge their obligations under Sections 6(a) and 6(b) hereof, respectively, by paying the relevant amount within 15 days of demand therefore. After a Final Determination of an obligation of ADA-ES under Section 6(a), ESI shall send a statement to ADA-ES showing the amount due thereunder. Notwithstanding the foregoing, if either ADA-ES or ESI disputes in good faith the fact or amount of its obligation under Section 6(a) or Section 6(b), then no payment of the amount in dispute shall be required until any such good faith dispute is resolved in accordance with Section 16 hereof; provided, however, that any amount not within 30 days of demand therefore shall bear interest at a rate equal to Prime computed from the date of demand.

     (d) Refunds. Any refunds of Tax, net of any tax payable by reason of the receipt of such refund, received by ESI relating to a Pre-Distribution Period, to the extent attributable to any item or adjustment of any item of income, loss, credit, deduction or other tax attribute of any member of the ADA-ES Group shall be paid by ESI to ADA-ES within 30 days of receipt of such refund.

     (e) Method of Calculation. Except as otherwise provided, the amount of ADA-ES' liability under Section 6(a)(i) and ESI's liability under Section 6(b)(i) and 6(d) shall be calculated as if the ADA-ES Group were not and never were part of the ESI Group, but rather were a separate affiliated group of corporations filing a consolidated Federal Tax Return for all periods.

Section 7. Communication and Cooperation.
-----------------------------------------

     (a) Consult and Cooperate. ADA-ES and ESI shall consult and cooperate (and shall cause each of their Affiliates to cooperate) fully at such time and to the extent reasonably requested by the other party in connection with all matters subject to this Agreement. Such cooperation shall include, without limitation,

     (i) The retention and provision on reasonable request of any and all information including all books, records, documentation or other information, any necessary explanations of information, and access to personnel, until the expiration of all applicable statutes of limitations (giving effect to any extension, waiver, or mitigation thereof);

     (ii) The execution of any document that may be necessary or helpful in connection with any required Return or in connection with any audit, proceeding, suit or action; and

     (iii) The use of the parties' best efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing.

     (b) Provide Information. ESI and ADA-ES shall keep each other fully informed with respect to any material development relating to all matters subject to this Agreement.

Section 8. Audits and Contest.
------------------------------

     (a) ESI shall have full control over all matters relating to any Federal Tax Return filed by the ESI Consolidated Group or any Federal Tax audit, dispute or proceeding (whether administrative or judicial) relating to any Tax matters of the ESI Consolidated Group. ESI shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any matter described in the preceding sentence.

     (b) With respect to Returns relating to Other Taxes attributable to any member of the ADA-ES Group, except as otherwise provided in the Distribution Agreement, ADA-ES shall have full control over all matters relating to any state audit, dispute or proceeding (whether administrative or judicial) in connection therewith. ADA-ES shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any matter described in the preceding sentence.

Section 9. Payments.
--------------------

All payments to be made hereunder shall be made in immediately available funds. Payments shall be deemed made when received.

Section 10. Notices.
--------------------

Any notice, demand, claim, or other communication under this Agreement shall be in writing and shall be deemed to have been given upon the delivery or mailing thereof, as the case may be, if delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the parties at the following addresses (or at such other address as a party may specify by notice to the other):

     If to ESI, to:
            Earth Sciences, Inc.
            8100 SouthPark Way, B
            Littleton, CO  80120
            Attn: President

     If to ADA-ES, to:
            ADA-ES, Inc.
            8100 SouthPark Way, B
            Littleton, CO  80120
            Attn: Chief Financial Officer

Section 11. Costs and Expenses.
-------------------------------

Except as expressly set forth in this Agreement, each party shall bear its own costs and expenses incurred pursuant to this Agreement. For purposes of this Agreement, "out-of-pocket" expenses shall include reasonable attorney fees, accountant fees and other related professional fees and disbursements.

Section 12. Effectiveness; Termination and Survival.
----------------------------------------------------

This Agreement shall become effective upon the consummation of the Distribution. Notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for the full period of all applicable statutes of limitations (giving effect to any extension, waiver or mitigation thereof).

Section 13. Section Headings.
-----------------------------

The headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof or in any way affect the meaning or interpretation of this Agreement.

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Section 14. Entire Agreement; Amendments and Waivers.
-----------------------------------------------------

     (a) Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein. No alteration, amendment, modification, or waiver of any of the terms of this Agreement shall be valid unless made by an instrument signed by an authorized officer of ESI and ADA-ES, or in the case of a waiver, by the party against whom the waiver is to be effective.

     (b) Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver hereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

Section 15. Governing Law and Interpretation.
---------------------------------------------

This Agreement has been made in and shall be construed and enforced in accordance with the laws of the State of Colorado without regard to principles of conflicts of law.

Section 16. Dispute Resolution.
-------------------------------

If the parties hereto are unable to agree to resolve any disagreement or dispute relating to this Agreement other than with respect to Section 5 within 20 days, such disagreement or dispute shall be resolved by a nationally recognized law firm or accounting firm expert in tax matters that is mutually acceptable to the parties hereto ("Referee"). A Referee so chosen shall resolve any such disagreement pursuant to such procedures as it may deem advisable. Any such resolution shall be binding on the parties hereto without further recourse. The costs of any such Referee shall be apportioned between ESI and ADA-ES as determined by such Referee in such manner as the Referee deems reasonable, taking into account the circumstances of the dispute, the conduct of the parties and the resolution of the dispute.

Section 17. Counterparts.
-------------------------

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 18. Assignments; Third Party Beneficiaries.
---------------------------------------------------

This Agreement shall be binding upon and shall inure only to the benefit of the parties hereto and their respective successors and assigns. This Agreement is not intended to benefit any person other than the parties hereto and such successors and assigns, and no such other person shall be a third party beneficiary hereof.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first written above.


     Earth Sciences, Inc.                        ADA-ES, Inc.


     By: /s/ Mark H. McKinnies                   By: /s/ Michael D. Durham
     -------------------------                   -------------------------
     Mark H. McKinnies                           Michael D. Durham
     Title: President                            Title: President